                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. )(1)

                         Star Maritime Acquisition Corp.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.0001 Per Share
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    85516E107
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 3, 2007
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

      / / Rule 13d-1(b)

      /x/ Rule 13d-1(c)

      / / Rule 13d-1(d)

--------
      (1) The  remainder  of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

--------------------                                            ----------------
 CUSIP: 85516E107                                                  Page 2 of 22
--------------------                                            ----------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RCG Carpathia Master Fund, Ltd.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,029,900 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              1,029,900 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,029,900 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    3.5%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                            ----------------
 CUSIP: 85516E107                                                  Page 3 of 22
--------------------                                            ----------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RCG Crimson, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  25,000 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              25,000 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    25,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    Less than 1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                            ----------------
 CUSIP: 85516E107                                                  Page 4 of 22
--------------------                                            ----------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RCG Baldwin, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  350,000 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              350,000 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   350,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.2%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                            ----------------
 CUSIP: 85516E107                                                  Page 5 of 22
--------------------                                            ----------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Ramius Advisors, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  350,000 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              350,000 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   350,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.2%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                            ----------------
 CUSIP: 85516E107                                                  Page 6 of 22
--------------------                                            ----------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Ramius Securities, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  251,000 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              251,000 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   251,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    Less than 1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    BD
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                            ----------------
 CUSIP: 85516E107                                                  Page 7 of 22
--------------------                                            ----------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Ramius Capital Group, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,655,900 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              1,655,900 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   1,655,900 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.7%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                            ----------------
 CUSIP: 85516E107                                                  Page 8 of 22
--------------------                                            ----------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     C4S & Co., L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,655,900 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              1,655,900 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   1,655,900 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.7%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                            ----------------
 CUSIP: 85516E107                                                  Page 9 of 22
--------------------                                            ----------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Peter A. Cohen
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,655,900 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              1,655,900 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   1,655,900 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.7%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                            ----------------
 CUSIP: 85516E107                                                  Page 10 of 22
--------------------                                            ----------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Morgan B. Stark
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,655,900 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              1,655,900 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   1,655,900 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.7%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                            ----------------
 CUSIP: 85516E107                                                  Page 11 of 22
--------------------                                            ----------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Thomas W. Strauss
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,655,900 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              1,655,900 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   1,655,900 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.7%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                            ----------------
 CUSIP: 85516E107                                                  Page 12 of 22
--------------------                                            ----------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Jeffrey M. Solomon
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,655,900 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              1,655,900 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   1,655,900 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.7%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                            ----------------
 CUSIP: 85516E107                                                  Page 13 of 22
--------------------                                            ----------------

Item 1(a).  Name of Issuer:

            Star  Maritime   Acquisition  Corp.,  a  Delaware  corporation  (the
            "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices:

            103 Foulk Road
            Wilmington, Delaware 19803

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office or, if None, Residence
Item 2(c).  Citizenship

    Ramius Capital Group, L.L.C. ("Ramius Capital")
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: Delaware

    RCG Carpathia Master Fund, Ltd. ("Carpathia")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: Cayman Islands

    RCG Crimson, LP ("Crimson")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: Delaware

    RCG Baldwin, L.P. ("Baldwin")
    c/o Ramius Capital Group, L.L.C
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: Delaware

    Ramius Advisors, LLC ("Ramius Advisors")
    c/o Ramius Capital Group, L.L.C
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: Delaware

--------------------                                            ----------------
 CUSIP: 85516E107                                                  Page 14 of 22
--------------------                                            ----------------

    Ramius Securities, L.L.C. ("Ramius Securities")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: Delaware

    C4S & Co., L.L.C. ("C4S")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: Delaware

    Peter A. Cohen ("Mr. Cohen")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: United States

    Morgan B. Stark ("Mr. Stark")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: United States

    Thomas W. Strauss ("Mr. Strauss")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: United States

    Jeffrey M. Solomon ("Mr. Solomon")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: United States

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.0001 per share

 Item 2(e). CUSIP Number:

            85516E107

Item        3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

--------------------                                            ----------------
 CUSIP: 85516E107                                                  Page 15 of 22
--------------------                                            ----------------

            /X/   Not Applicable.

      (a)   / /   Broker or dealer  registered  under Section 15 of the Exchange
            Act.

      (b)   / /   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   / /   Insurance  company  as  defined  in  Section  3(a)(19)  of the
            Exchange Act.

      (d)   / /   Investment   company   registered   under  Section  8  of  the
            Investment Company Act.

      (e)   / /   An    investment    adviser    in    accordance    with   Rule
            13d-1(b)(1)(ii)(E).

      (f)   / /   An employee  benefit plan or endowment fund in accordance with
            Rule 13d-1(b)(1)(ii)(F).

      (g)   / /   A parent holding  company or control person in accordance with
            Rule 13d-1(b)(1)(ii)(G).

      (h)   / /   A  savings  association  as  defined  in  Section  3(b) of the
            Federal Deposit Insurance Act.

      (i)   / /   A church  plan  that is  excluded  from the  definition  of an investment  company under Section 3(c)(14) of the Investment Company
            Act.

      (j)   / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership

      (a)   Amount beneficially owned:

            As of the date hereof,  (i) Carpathia  beneficially  owns  1,029,900 shares of Common Stock, (ii) Crimson beneficially owns 25,000 shares of Common Stock,  (iii) Baldwin  beneficially owns 350,000 shares of
            Common  Stock,  (iv) Ramius  Securities  beneficially  owns  251,000 shares  of  Common  Stock,  (v)  Ramius  Advisors  may be  deemed to beneficially  own  350,000  shares  of Common  Stock as the  general partner  of  Baldwin  and  (vi)  Ramius  Capital  may be  deemed  to beneficially  own 1,655,900 shares of Common Stock as the investment advisor of Carpathia,  as the general  partner of Crimson and as the sole member of Ramius Securities and Ramius Advisors.

            Ramius Advisors is the general  partner of Baldwin and  consequently has voting control and investment discretion over securities held by
            Baldwin. Ramius Capital is the investment advisor of Carpathia,  the general  partner  of Crimson  and the sole  member of each of Ramius
            Securities  and  Ramius  Advisors,  and  therefore  has the power to direct some of the  affairs of each of  Carpathia,  Crimson,  Ramius
            Securities and Ramius Advisors,  including decisions  respecting the disposition  of the  proceeds  from the sale of shares of the Common
            Stock.  C4S is the  managing  member of Ramius  Capital  and in that capacity  directs  its  operations.  Ramius  Securities  is a broker dealer affiliated with Ramius Capital. Messrs. Cohen, Stark, Strauss and  Solomon  are the  sole  managing  members  of C4S,  and in that

--------------------                                            ----------------
 CUSIP: 85516E107                                                  Page 16 of 22
--------------------                                            ----------------

            capacity,  direct  its  operations.  As a  result,  each  of  Ramius
            Capital,  C4S and Messrs.  Cohen, Stark,  Strauss and Solomon may be
            deemed to  beneficially  own all  shares of  Common  Stock  that are
            beneficially  owned  by  Carpathia,   Crimson,  Baldwin  and  Ramius
            Securities,  which is an  aggregate  number of  1,655,900  shares of
            Common Stock.

            The  foregoing  should  not be  construed  in and  of  itself  as an admission by any Reporting Person as to beneficial  ownership of any shares of Common  Stock owned by another  Reporting  Person.  Ramius
            Advisors  disclaims  beneficial  ownership of the securities held by
            Baldwin. In addition,  each of Ramius Capital,  C4S, Messrs.  Cohen,
            Stark,  Strauss and Solomon  disclaim  beneficial  ownership  of the shares held by Carpathia, Crimson, Baldwin and Ramius Securities and
            the filing of this statement  shall not be construed as an admission that any such person is the beneficial owner of any such securities.

      (b) Percent of class:

            5.7%

            Based on  29,026,924  shares issued and  outstanding  as of June 30,
            2007,  as reported  in the  Issuer's  Quarterly  Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2007,
            as of the  close of  business  on August  10,  2007,  (i)  Carpathia beneficially  owned 3.5% of the outstanding  shares of Common Stock,
            (ii)  Crimson  beneficially  owned  less than 1% of the  outstanding shares of Common Stock, (iii) Baldwin beneficially owned 1.2% of the
            outstanding   shares  of  Common  Stock,   (iv)  Ramius   Securities
            beneficially  owned less than 1% of the outstanding shares of Common
            Stock,  (iv) Ramius Advisors may be deemed to beneficially  own 1.2%
            of the  outstanding  shares of Common Stock,  and (v) each of Ramius
            Capital,  C4S, and Messrs.  Cohen, Stark, Strauss and Solomon may be
            deemed to beneficially own 5.7% of the outstanding  shares of Common
            Stock.

      (c)   Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote

            See Cover Pages Items 5-9.

      (ii)  Shared power to vote or to direct the vote

            See Cover Pages Items 5-9.

      (iii) Sole power to dispose or to direct the disposition of

            See Cover Pages Items 5-9.

--------------------                                            ----------------
 CUSIP: 85516E107                                                  Page 17 of 22
--------------------                                            ----------------

      (iv)  Shared power to dispose or to direct the disposition of

            See Cover Pages Items 5-9.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7.     Identification  and Classification of the Subsidiary That Acquired
            the Security Being  Reported on by the Parent  Holding  Company or
            Control Person.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit A.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certifications.

            By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities  referred to above were not acquired and  are  not  held  for the  purpose  of or with  the  effect  of  changing  or influencing  the control of the issuer of the  securities  and were not acquired and are not  held in  connection  with or as a  participant  in any  transaction having that purpose or effect.

Exhibits:

Exhibit A: Joint Filing Agreement, dated as of August 13, 2007, by and among
Carpathia, Crimson, Baldwin, Ramius Securities, Ramius Advisors, Ramius
Capital, C4S and Messrs. Cohen, Stark, Strauss and Solomon.

Exhibit B: Power of Attorney for Messrs. Cohen, Stark, Strauss and Solomon
dated March 11, 2005.

--------------------                                            ----------------
 CUSIP: 85516E107                                                  Page 18 of 22
--------------------                                            ----------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 13, 2007

RCG CARPATHIA MASTER FUND, LTD.           RAMIUS SECURITIES, L.L.C.

By: Ramius Capital Group, L.L.C.,         By: Ramius Capital Group,
    L.L.C., its investment advisor        its sole member
By: C4S & Co., L.L.C.,                    By: C4S & Co., L.L.C.,
as managing member                        as managing member

RCG BALDWIN, L.P.                         RCG CRIMSON, LP

By: Ramius Advisors, LLC,                 By: Ramius Capital Group,
    L.L.C., its investment advisor            its managing member
By: Ramius Capital Group, L.L.C.,         By: C4S & Co., L.L.C.,
    its managing member                       as managing member
By: C4S & Co., L.L.C.,
    as managing member

RAMIUS SECURITIES, L.L.C.                 C4S & CO., L.L.C.

By: Ramius Capital Group, L.L.C.,
    its sole member
By: C4S & Co., L.L.C.,
    as managing member

RAMIUS CAPITAL GROUP, L.L.C.

By: C4S & Co., L.L.C.,
as managing member

                           By: /s/ Jeffrey M. Solomon
                              ----------------------------------
                              Name:  Jeffrey M. Solomon
                              Title: Authorized Signatory

--------------------                                            ----------------
CUSIP: 85516E107                                                   Page 19 of 22
--------------------                                            ----------------

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
---------------------------------------------
Individually and as attorney-in-
fact for Peter A. Cohen, Morgan B.
Stark and Thomas W. Strauss

--------------------                                            ----------------
CUSIP: 85516E107                                                   Page 20 of 22
--------------------                                            ----------------

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated August 13,
2007 with  respect to the shares of Common  Stock of Star  Maritime  Acquisition
Corp.  and any  further  amendments  thereto  executed  by  each  and any of the undersigned shall be filed on behalf of each of the undersigned  pursuant to and in accordance  with the  provisions  of Rule  13d-1(k)(1)  under the  Securities
Exchange Act of 1934, as amended.

Dated: August 13, 2007

RCG CARPATHIA MASTER FUND, LTD.           RAMIUS SECURITIES, L.L.C.

By: Ramius Capital Group, L.L.C.,         By: Ramius Capital Group,
    L.L.C., its investment advisor        its sole member
By: C4S & Co., L.L.C.,                    By: C4S & Co., L.L.C.,
as managing member                        as managing member

RCG BALDWIN, L.P.                         RCG CRIMSON, LP

By: Ramius Advisors, LLC,                 By: Ramius Capital Group,
    L.L.C., its investment advisor            its managing member
By: Ramius Capital Group, L.L.C.,         By: C4S & Co., L.L.C.,
    its managing member                       as managing member
By: C4S & Co., L.L.C.,
    as managing member

RAMIUS SECURITIES, L.L.C.                 C4S & CO., L.L.C.

By: Ramius Capital Group, L.L.C.,
    its sole member
By: C4S & Co., L.L.C.,
    as managing member

RAMIUS CAPITAL GROUP, L.L.C.

By: C4S & Co., L.L.C.,
as managing member

                           By: /s/ Jeffrey M. Solomon
                              ----------------------------------
                              Name:  Jeffrey M. Solomon
                              Title: Authorized Signatory

--------------------                                            ----------------
CUSIP: 85516E107                                                   Page 21 of 22
--------------------                                            ----------------

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
---------------------------------------------
Individually and as attorney-in-
fact for Peter A. Cohen, Morgan B.
Stark and Thomas W. Strauss

--------------------                                            ----------------
CUSIP: 85516E107                                                   Page 22 of 22
--------------------                                            ----------------

                                    EXHIBIT B
                                POWER OF ATTORNEY

         The undersigned hereby appoints Peter A. Cohen, Morgan B. Stark, Thomas
W.  Strauss  and  Jeffrey  M.  Solomon,  or any of them,  his  true  and  lawful attorney-in  fact and agent to execute and file with the Securities and Exchange
Commission  any  Schedule  13D,  Schedule  13G, any  amendments  thereto and any related  documentation  which  may be  required  to be filed  in his  individual
capacity  as  a  result  of  the  undersigned's   beneficial  ownership  of,  or
participation  in a group with  respect to,  securities  directly or  indirectly beneficially  owned by Ramius Capital Group,  LLC or any of its affiliates,  and granting unto said attorney-in-fact and agent full power and authority to do and perform  each and  every  act and  thing  which he might or could do in  person, hereby  ratifying and  confirming all that said  attorney-in-fact  and agent may lawfully  do or cause to be done by virtue  hereof.  The  authority  of Peter A.
Cohen,  Morgan B. Stark,  Thomas W.  Strauss and Jeffrey M.  Solomon,  or any of
them,  under  this  Power  of  Attorney  shall  continue  with  respect  to  the undersigned until the undersigned is no longer required to file Schedule 13Ds or
Schedule 13Gs unless revoked earlier in writing.

Date: March 11, 2005

                                             /s/ Peter A. Cohen
                                             --------------------------
                                             Peter A. Cohen

                                             /s/ Morgan B. Stark
                                             --------------------------
                                             Morgan B. Stark

                                             /s/ Thomas W. Strauss
                                             --------------------------
                                             Thomas W. Strauss

                                             /s/ Jeffrey M. Solomon
                                             --------------------------
                                             Jeffrey M. Solomon